                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                             Butler International
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                          BUTLER INTERNATIONAL, INC.
                               110 SUMMIT AVENUE
                          MONTVALE, NEW JERSEY 07645



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To Be Held May 7, 1998



     The Annual Meeting of Stockholders of BUTLER INTERNATIONAL, INC. will be held at its headquarters facility at 110 Summit Avenue, Montvale, New Jersey on Thursday, May 7, 1998 at 4:00 p.m. for the following purposes:

1.   To elect one director to hold office for a term of five years.

2. To vote on a proposal to amend the 1992 Stock Option Plan, 1992 Incentive Stock Option Plan, and 1992 Stock Bonus Plan by increasing the aggregate number of shares of the Company's common stock that may be subject to options under all three plans by 240,000.

3. To vote on a proposal to amend the 1992 Stock Option Plan for Non-Employee Directors by increasing the aggregate number of shares of the Company's common stock that may be subject to options by 60,000.

4. To transact such other business as may properly come before the meeting or any adjournments thereof.

     Only holders of record of the common stock and the 7 % Series B cumulative convertible preferred stock at the close of business on March 26, 1998 are entitled to notice of, and to vote at, this meeting or any adjournment or adjournments thereof.


                                         By Order of the Board of Directors,



                                         Warren F. Brecht
                                         Secretary



Montvale, New Jersey
April 6, 1998


            ___________________________________________________________

IF YOU CANNOT PERSONALLY ATTEND THE MEETING, IT IS EARNESTLY REQUESTED THAT YOU PROMPTLY INDICATE YOUR VOTE ON THE ISSUES INCLUDED ON THE ENCLOSED PROXY AND DATE, SIGN AND MAIL IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. DOING SO WILL SAVE THE COMPANY THE EXPENSE OF FURTHER MAILINGS. IF YOU SIGN AND RETURN YOUR PROXY CARD WITHOUT MARKING CHOICES, IT WILL BE UNDERSTOOD THAT YOU WISH TO HAVE YOUR SHARES VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

            ___________________________________________________________

                          BUTLER INTERNATIONAL, INC.
                               110 SUMMIT AVENUE
                              Montvale, NJ  07645


                                                                   April 6, 1998

                                PROXY STATEMENT

     The enclosed proxy is solicited by the Board of Directors of Butler International, Inc., a Maryland corporation (the "Company"). Unless instructed to the contrary on the proxy, it is the intention of the persons named in the proxy to vote the proxies FOR the election as a director of the nominee listed below for a term expiring in 2003; FOR the proposal to amend the 1992 Stock Option Plan, 1992 Incentive Stock Option Plan, and 1992 Stock Bonus Plan by increasing the aggregate number of shares of the Company's common stock that may be subject to option under all three plans by 240,000; and FOR the proposal to amend the 1992 Stock Option Plan for non-employee directors by increasing the aggregate number of shares of the Company's common stock that may be subject to options thereunder by 60,000. In the event that a nominee for director becomes unavailable to serve, which management does not anticipate, the persons named in the proxy reserve full discretion to vote for any other person who may be nominated. Any stockholder giving a proxy may revoke the same at any time prior to the voting of such proxy. This Proxy Statement and the accompanying proxy are being mailed on or about April 6, 1998.

     Each stockholder of the Company will be entitled to one vote for each share of common stock and each share of 7% Series B convertible preferred stock, standing in his or her name on the books of the Company at the close of business on March 26, 1998. On that date, the Company had outstanding and entitled to vote 6,399,209 shares of common stock and 2,814,133 shares of 7% Series B cumulative convertible preferred stock.

                        PROPOSAL 1: ELECTION OF DIRECTOR

     Pursuant to the Company's Articles of Incorporation and By-Laws, as amended, the Board of Directors currently consists of five classes of directors having staggered terms of five years each (except for Nikhil S. Nagaswami who was elected as a Fifth Class Director in 1994 to hold office for four years). One Director's term expires at each Annual Meeting, with the term of the Fifth Class Director expiring at this year's Annual Meeting. Unless instructed to the contrary on the proxy, the persons named in the proxy will vote for the election of Nikhil S. Nagaswami as a Fifth Class Director to hold office for five years. The nominee has been a Director of the Company since 1994.

NOMINEE FOR DIRECTOR -- TERM EXPIRES IN 2003

NIKHIL S. NAGASWAMI

     Mr. Nagaswami, age 41, has been an independent management consultant since September, 1994, and is currently Managing Partner of Uniexcel Management Systems de Mexico. From August, 1992 until August, 1994, he was associated with Scott Paper Company, where he was Director-Corporate Planning and Analysis. During 1990 through 1992, when he served as an independent advisor to the Board of Directors of Butler, he played a key role in developing Butler's long-term strategy, restructuring its operations, and implementing management processes. Mr. Nagaswami received a Bachelors of Technology degree in metallurgy from the Indian Institute of Technology, a Masters of Applied Science degree in materials science and metallurgy from the University of Delaware, and an M.B.A. degree from the Wharton School, University of Pennsylvania in financial management, strategic planning and control.

     The election of the Fifth Class Director requires the approval of a majority of the votes cast by holders of the shares of the Company's common stock and the Company's 7% Series B cumulative convertible preferred stock, voting together as a single class. Any shares not voted, whether by broker non-vote or otherwise, have no impact on the outcome of the vote.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF MR. NIKHIL S. NAGASWAMI AS FIFTH CLASS DIRECTOR.

                         DIRECTORS CONTINUING IN OFFICE

EDWARD M. KOPKO                      DIRECTOR SINCE 1985 -- TERM EXPIRES IN 1999

    Mr. Edward M. Kopko, age 43, has been the President and the Chairman of the Board of Directors of the Company since its inception in November, 1985. Mr. Kopko has also been the Chairman, President and Chief Executive Officer of Butler Service Group, Inc. since 1989, and the chairman of other Butler subsidiaries, devoting his full time to the business of Butler and its subsidiaries. Mr. Kopko is the past President and a member of the Executive Committee of the National Technical Services Association, the predominant trade association for the contract technical services industry. Mr. Kopko holds a B.A. degree in economics from the University of Connecticut, an M.A. degree in economics from Columbia University, and he undertook doctoral work in economics at Columbia.


JOHN F. HEGARTY                      DIRECTOR SINCE 1985 -- TERM EXPIRES IN 2001

     Mr. Hegarty, age 71, is the Secretary and a Director of UAS Automation Systems, Inc. ("UAS"), a manufacturer of tile removal equipment. He has been a director and officer of UAS since June, 1983, serving as its Chairman until 1990. Mr. Hegarty holds a Bachelor's degree in electrical engineering from Manhattan College.


FREDERICK H. KOPKO, JR.              DIRECTOR SINCE 1985 -- TERM EXPIRES IN 2002

     Mr. Frederick H. Kopko, Jr., age 42, is a partner of the law firm of McBreen, McBreen & Kopko, Chicago, Illinois, and has been associated with that firm since January, 1990. Mr. Kopko practices in the area of corporate law. He has been a director of Mercury Air Group, Inc. since November, 1992. Mr. Kopko received a B.A. degree in economics from the University of Connecticut, a J.D. degree from Notre Dame Law School, and an M.B.A. degree from the University of Chicago. He is the brother of Edward M. Kopko.


HUGH G. MCBREEN                      DIRECTOR SINCE 1986 -- TERM EXPIRES IN 2000

     Mr. McBreen, age 43, is a partner of the law firm of McBreen, McBreen & Kopko and has been associated with that firm since September, 1983. He is also the Secretary of Peter J. McBreen and Associates, Inc., a risk management and loss adjustment company. Mr. McBreen practices in the area of aviation law. He received an A.B. degree from Dartmouth College and a J.D. degree from Notre Dame Law School.



                      MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors met six times during 1997. The Board of Directors has three standing committees, the Audit Committee, the Executive Compensation Committee, and the Stock Option Committee. The Company does not have a nominating committee of the Board of Directors.

     The Audit Committee consists of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami. The functions of the Audit Committee are to review with the Company's independent public auditors the scope and adequacy of the audit to be performed by such independent public auditors; the accounting practices, procedures, and policies of the Company; and to review all related party transactions. The Committee met two times in 1997.

    The Executive Compensation Committee consists of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami. The Committee makes recommendations to the Board with respect to salaries of employees and is responsible for determining the amount and allocation of any incentive bonuses among the employees. The Committee met two times during 1997.

    The Stock Option Committee, which was formed January 2, 1997, consists of Messrs. Hegarty and Nagaswami. The Committee is authorized to grant stock options under the Company's Incentive Stock Option Plans and Non-qualified Stock
Option Plans, and awards under the Company's Stock Bonus Plan.   The Committee
met two times during 1997.

     Each member of the Board attended at least 75% of the appropriate board and committee meetings.

                            DIRECTORS COMPENSATION

    The directors of the Company, who are not also full-time employees of the Company, receive a fee of $1,000 for attendance at each meeting of the Board of Directors and $850 per Committee meeting attended. The cash compensation paid to the four non-employee directors combined in 1997 was $37,600. Directors who are not also employees have participated in the 1989 Directors Stock Option Plan, the 1990 Employee Stock Purchase Plan, the 1992 Stock Option Plan for Non-Employee Directors, and other option grants in prior years.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company, who are appointed by the Board of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified. The executive officers of the Company's subsidiaries, who are appointed by such subsidiaries' Boards of Directors, hold office for one-year terms or until their respective successors have been duly elected and have qualified.

     EDWARD M. KOPKO is the Chairman of the Board of Directors and Chief Executive Officer. (See "Directors Continuing in Office".)

     MICHAEL C. HELLRIEGEL, age 44, was appointed Senior Vice President-Finance and Treasurer in November, 1995 and also became the Chief Financial Officer of the Company in April, 1996. Prior to that he had served as Vice President and Controller of the Company since January, 1993 and of Butler Service Group, Inc. since August, 1988. Mr. Hellriegel received a B.S. degree from St. Peter's College and an M.B.A. degree, with a concentration in finance, from Fairleigh Dickinson University. He is a Certified Public Accountant.

     R. SCOTT SILVER-HILL, age 44, has been Senior Vice President-Domestic Operations since November, 1995. He served as a Senior Vice President in the Contract Technical Services Division from August, 1990 to November, 1995 and was a Vice President in the Contract Technical Services Division from February, 1988 to August, 1990. Mr. Silver-Hill received B.A. degrees from the University of California at Santa Barbara in history and political science with an emphasis in public administration.

     HARLEY R. FERGUSON, age 61, has been Senior Vice President and Chief Information Officer of the Company since April, 1995 when he joined the Company. Mr. Ferguson was Vice President of O/E Systems from 1994 through 1995 where he directed the Management Information Systems department. From 1985 to 1994 he was Senior Vice President of Kelly Services, Inc. Mr. Ferguson received a Bachelor of Science degree in mathematics and physics from Carleton University, Ottawa, Canada.

                             PRINCIPAL STOCKHOLDERS

     On March 31, 1998, the directors, current executive officers of the Company, all persons known by the Company to be the beneficial owners of more than 5% of the Company's outstanding common stock, and all directors and officers of the Company and its subsidiaries as a group, beneficially owned the number of shares of the Company's common stock ("Common Stock") and Series B convertible preferred stock set forth below. Unless otherwise stated, all shares are held directly with sole voting and investment power. The business address of the named stockholders is the address of the Company, except as otherwise noted. Except as disclosed in the chart below, the Company knows of no other person or group owning 5% or more of any class of the Company's voting securities.

                                                                                  SERIES B          TOTAL EQUIVALENT
                                       COMMON STOCK/1/                          PREFERRED STOCK/2/   VOTING RIGHTS/3/
                                 # OF SHARES                               # OF SHARES
                                 BENEFICIALLY         % OF                 BENEFICIALLY     % OF      # OF      % OF
NAME                                OWNED            CLASS                 OWNED            CLASS    SHARES    TOTAL

Edward M. Kopko                      351,255/4/          5.3%                     622,207    22.1%/5/    973,462  10.2%
Frederick H. Kopko, Jr.              172,867/6/          2.7%                     663,951    23.6%/5/    836,818   9.0%
Hugh G. McBreen                      152,914/7/          2.4%                    680,595/8/  24.1%/5/    833,509   8.9%
John F. Hegarty                       63,435/9/          1.0%                   347,080/10/  12.3%/5/    410,515   4.4%
Nikhil S. Nagaswami                  52,000/11/          0.8%                          --        --       52,000   0.6%
Michael C. Hellriegel                31,532/12/          0.5%                          --        --       31,532   0.3%
R. Scott Silver-Hill                 49,945/13/          0.8%                      37,931       1.3%      87,876   0.9%
Harley R. Ferguson                   39,734/14/          0.6%                          --        --       39,734   0.4%
Hollybank Investments, L.P.         425,500/15/          6.6%                          --        --      425,500   4.6%
The Sachs Company                   390,500/16/          6.1%                          --        --      390,500   4.2%
Kennedy Capital Management          499,800/17/          7.8%                          --        --      499,800   5.4%
Lord Abbett & Co.                   336,949/18/          5.3%                          --        --      336,949   3.7%
All directors and officers
as a group (18 persons)/19/         1,058,068/20/       14.8%                   2,351,764      83.5%   3,409,832  34.2%

/1/    Assumes exercises of options and warrants.

/2/ Series B Preferred Stock consists of 2,814,133 outstanding shares and has one vote per share, convertible into shares of Common Stock at a rate of .285 per share of Series B Preferred Stock.

/3/    Does not assume conversion of Series B Preferred Stock

/4/ Includes 285,733 shares that may be purchased upon exercise of options granted under Butler stock option plans.

/5/ Messrs. Edward M. Kopko, Frederick H. Kopko, Jr., Hugh G. McBreen and John F. Hegarty have filed a Schedule 13D with respect to their purchases of Series B Preferred Stock. The reporting persons disclaim the existence of a "group" under Section 13(d) of the Exchange Act.

/6/ Includes 40,333 shares that may be purchased upon exercise of options granted under Butler stock option plans and 50,000 shares that may be purchased by Mr. Kopko's wife upon exercise of certain additional warrants (as to which Mr. Kopko disclaims beneficial ownership). The business address of Mr. Kopko is 20 North Wacker Drive, Suite 2520, Chicago, IL 60606.

/7/ Includes 3,625 shares beneficially owned by Mr. McBreen's children (as to which Mr. McBreen disclaims beneficial ownership), 40,333 shares that may be purchased upon exercise of options granted under Butler stock option plans and 60,000 shares that may be purchased upon exercise of certain additional warrants. The business address of Mr. McBreen is 20 North Wacker Drive, Suite 2520, Chicago, IL 60606.

/8/ Includes 62,123 shares beneficially owned by Peter J. McBreen and Associates (as to which Mr. McBreen disclaims beneficial ownership) and 1,272 shares owned by Mr. McBreen's wife (as to which Mr. McBreen disclaims beneficial ownership).

/9/ Includes 46,000 shares that may be purchased upon exercise of options granted under Butler stock option plans.

/10/ Includes 52,444 shares beneficially owned by Mr. Hegarty's wife (as to which Mr. Hegarty disclaims beneficial ownership).

/11/ Consists of 52,000 shares that may be purchased upon exercise of options granted under the 1992 Stock Option Plan for Non-Employee Directors.

/12/ Includes 22,500 shares that may be purchased upon exercise of options granted under Butler stock option plans.

/13/ Includes 40,833 shares that may be purchased upon exercise of options granted under Butler stock option plans.

/14/ Includes 2,000 shares beneficially owned by Mr. Ferguson's wife (as to which Mr. Ferguson disclaims beneficial ownership) and 37,500 shares that may be purchased upon exercise of options granted under Butler stock option plans.

/15/ Based on publicly available information reported on February 17, 1998, Dorsey R. Gardner, the general partner of Hollybank Investments, L.P. ("Hollybank"), may also be deemed to beneficially own the 425,500 shares beneficially owned by Hollybank. Except to the extent of his interest as a limited partner in Hollybank, Mr. Gardner expressly disclaims such beneficial ownership. Mr. Gardner also beneficially owns 56,000 shares on an individual basis. The business address of Hollybank is One International Place, Suite 2401, Boston, MA 02110.

/16/ Based on publicly available information reported on February 13, 1998, Morton H. Sachs & Company d/b/a The Sachs Company and Morton Sachs beneficially own 390,500 shares of the Company's Common Stock. The business address of Morton H. Sachs & Company d/b/a The Sachs Company and Morton Sachs is 1346 S. Third Street, Louisville, KY 40208.

/17/ Based on publicly available information reported on February 10, 1998, Kennedy Capital Management, Inc. beneficially own 499,800 shares of the Company's Common Stock. The business address of Kennedy Capital Management, Inc. is 10829 Olive Boulevard, St. Louis, MO 63141.

/18/ Based on publicly available information reported on February 13, 1998, Lord Abbett & Company beneficially own 336,949 shares of the Company's Common Stock. The business address of Lord Abbett & Company is 767 Fifth Avenue, New York, NY 10153.

/19/   Includes the officers of the Company and its principal subsidiaries.

/20/ Includes 640,566 shares that may be purchased upon exercise of options granted under Butler stock option plans and 110,000 shares that may be purchased upon exercise of various warrants.


                             EXECUTIVE COMPENSATION
                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     The Executive Compensation Committee (the "Committee") oversees the executive compensation policies and programs of the Company, including executive and certain non-executive officers. The Company's executive compensation programs are intended to attract and retain qualified executives and to motivate them to achieve goals that will lead to appreciation of stockholder value. A significant portion of each executive's compensation is dependent upon the Company's profitability and the appreciation in the market price of the Company's common stock. Achievement of certain other corporate goals and individual performance objectives also impact executive compensation.

    The main components of executive compensation are: base salary, annual incentive cash bonus, and longer term equity-based incentive compensation. The Committee periodically reviews independent surveys, compensation trends, and competitive factors in making judgments on the appropriate compensation package for each executive employee. The Compensation Committee's decisions also acknowledge that Butler's Retirement Program is modest compared with many other companies.

    EXECUTIVE EMPLOYMENT AGREEMENTS: In mid-1989, Edward M. Kopko assumed the
    --------------------------------
dual responsibilities of Chairman of the Company and President and CEO of Butler Service Group, Inc., and the position of Chief Operating Officer of Butler Service Group was eliminated. An employment agreement was executed with Mr. Kopko in December, 1991. Mr. Kopko's base salary and cash bonus were predicated in part on the base salary and cash bonus formula of his predecessor as President and CEO/COO of Butler Service Group, and partly on his broader responsibilities as Chairman and CEO of the public company, Butler International, Inc. The terms of Mr. Kopko's employment agreement are set forth below under "Employment Agreements".

    Michael C. Hellriegel, the Company's Senior Vice President--Finance, Treasurer, and Chief Financial Officer entered into a new employment agreement effective January 1, 1996, as authorized by the Executive Compensation Committee. R. Scott Silver-Hill, the Company's Senior Vice President - Domestic Operations, entered into an employment agreement effective July, 1991, as authorized by the Executive Compensation Committee. Harley R. Ferguson, the Company's Senior Vice President and Chief Information Officer, entered into an employment agreement effective April, 1995, as authorized by the Executive Compensation Committee. The terms of these employment agreements are set forth below under "Employment Agreements".

    BASE SALARY:  The salaries of the other executive and non-executive officers
    -----------
within the purview of the Committee are based on a periodic review of surveys of companies of comparable size and complexity. In certain cases, the Company has hired executive talent from outside, and both base pay and other compensation elements have been determined with the guidance of the executive search firm used for that purpose. Except for certain equity adjustments or a significant increase in responsibilities, annual salary increases are generally limited to cost of living adjustments.

    According to independent surveys, including particularly the Wyatt Data Services Compensation Surveys - All Industries (Excluding Financial Services and Non Profit Organizations) and the Mercer Information Systems Compensation Survey, the combined base salaries of the Company's officers as a group, including the named executive officers, are 6.3% below the median and 12.2% below the average for their positions and company size, based on revenues. Mr. Kopko's base salary individually is 4.1% below the median and 4.3% below the average for his position and company size. The Wyatt Survey was used because it covers a much larger number and variety of companies than in the Peer Group, including over 100 companies in the Company's revenue range.

    ANNUAL INCENTIVE CASH BONUS:  Each executive officer and certain non-
    ---------------------------
executive officers are eligible to participate in an annual cash bonus plan. A contractual agreement is reached early in the year, with each such officer to be given the opportunity to earn a cash bonus based in part on the achievement of profitability and in part on the accomplishment of several key individual, department, or business unit objectives that are believed to be vital to the Company's success. The financial objectives are generally based on operating income of the Company as a whole, or of a business unit, division or region-- rather than on target thresholds. The mix between financial and non-financial objectives depends upon the nature of each executive's responsibilities. An officer with bottom line responsibility typically has a greater portion of incentive bonus tied to the operating profit of his or her group. However, all executive officers and non-executive officers have some portion of their bonus dependent upon the successful completion of non-financial objectives such as specific projects for their group and/or individually.

     The bonuses awarded in 1997 to the officers (other than the CEO) reflect the mix of corporate, department and individual performance achieved, and are generally significantly higher than 1996 because of the Company's record earnings in 1997. This is consistent with the Committee's intent to tie pay closely to performance. Likewise, Mr. Kopko received a substantially higher bonus in 1997 for his achievement in leading the Company to record earnings for that year. Mr. Kopko's bonus was based primarily on a formula which is a percentage of operating income as defined in his employment agreement as amended (approximately 84% of the total bonus), and the balance equal to 25% of the base
salary based on the achievement of certain key objectives.   These objectives
included a continuing migration to higher margin business, significantly increasing shareholder value, continuing technology improvements for greater productivity in the sales and recruiting functions, refining the efficiency program to control costs and increase profits, reducing the accounts receivable balance and interest expense, customer satisfaction, employee satisfaction, and quality improvements.

     LONGER-TERM EQUITY-BASED INCENTIVE COMPENSATION: The Company has several
     ------------------------------------------------
longer-term, equity-based plans whose purpose is to promote the interests of the Company and its stockholders by encouraging greater management ownership of the Company's Common Stock. Such plans provide an incentive for the creation of stockholder value over the long term, since the full benefit of the compensation package cannot be realized unless an appreciation in the price of the Company's Common Stock occurs. Additionally, these plans strengthen the Company's ability to attract and retain experienced and knowledgeable employees over a longer period and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends.

     These plans include the 1990 Employee Stock Purchase Plan, the 1985 and 1992 Incentive Stock Option Plans, the 1985 and 1992 Non-Qualified Stock Option Plans and the 1992 Stock Bonus Plan.

     The 1990 Employee Stock Purchase Plan was designed to provide long-term incentive compensation to officers, directors and key employees. The Plan, which made available $2.5 million for loans to such officers, directors, and key employees to purchase Company stock, rewards such persons for, among other things, achieving long range corporate goals, achievement of targeted profitability levels that are sustained over a longer period of time, developing new growth objectives for each business unit based on analysis of market potential, developing and achieving long-range sales growth, and upgrading of technology, systems and processes. Specific long-term goals have been established each year for Mr. Kopko, as CEO. The goals for other officers have varied depending on the officer's position. The Company may reduce the amount due on each loan by 25% of the original principal balance on successive anniversary dates of the loan subject to the recommendation of the Committee, based on long-term performance of each officer over the specified period and other factors, provided that the employee remains employed by the Company or one of its subsidiaries on such anniversary dates. The "Long Term Incentive Payout" portion of executive compensation is the loan forgiveness. Although the Company was marginally profitable in 1994, the Company did not achieve the profit margins or the level of sustained profitability targeted by the Committee.
Based on not attaining the long-term goals for 1994, the 25% forgiveness was not available to participants. In 1995, the Company incurred a significant net loss and the Company's stock price declined in value. Consequently, the Committee again determined to forego the 25% loan forgiveness in 1995. Even though 1996 and 1997 were excellent years with record profits, the significant increases in the stock price, and a number of other goals and objectives being accomplished, the Committee noted that the Employee Stock Purchase Plan is based on a long-term horizon and the four years 1994 through 1997 taken together were below expectations. Therefore, the Committee decided not to implement the forgiveness provision for 1997. No new loans were granted in 1997.

     The number of stock options currently held by an executive officer is one factor taken into consideration in making new awards. The Committee also believes it is important that the CEO and other senior officers have a significant number of stock options whose value can provide a powerful incentive to driving the Company's bottom line and stock performance. Stock option awards are also based on an officer's level of responsibilities and expected contribution, rather than following the achievement of certain targets. In December, 1997, a total of 25,000 incentive stock options were awarded to six officers, three of whom are listed executive officers. With the significant rise in the Company's stock price over the past year, all of the option grants made in earlier years have increased in value as of March 31, 1998. The future value of all options will depend on the Company's success in continuing to increase stockholder value.

     Under the 1992 Stock Bonus Plan, the Committee may make awards of stock to individuals who, in the Committee's judgment, have made significant contributions to the Company or its subsidiaries. Such awards may be made on the basis of preestablished goals, or to reward performance, or both. The Plan will also serve to increase employee ownership in the Company and alignment with stockholders, while conserving cash. No stock bonus awards were made in 1997.

     The Executive Compensation Committee believes that the executive compensation policies and programs serve the interests of the stockholders. Such compensation is intended to be a function of the Company's increase in profits and share price value over a longer term perspective.

     INTERNAL REVENUE CODE SECTION 162(m): Internal Revenue Code Section 162(m)
     -------------------------------------
does not permit a public corporation from taking a tax deduction for compensation in excess of $1 million for its chief executive officer or any of its four other highest paid executive officers, unless certain specific and detailed criteria are satisfied.

     The Committee considers the anticipated tax treatment to the Company and to the executive officers in its review and establishment of compensation programs and payments. The deductibility of some types of compensation payments can depend upon the timing of an executive's vesting or exercise of previously granted rights. The Committee does not believe that the cash compensation payable in excess of $1,000,000 per individual will result in any material loss of tax deduction for the Company. For this and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to that deductible under Section 162(m) of the Code. The Committee will continue to monitor developments and assess alternatives for preserving the deductibility of compensation payments and benefits to the extent reasonably practicable, consistent with its compensation policies and as determined to be in the best interests of the Company and its shareholders.

                              EXECUTIVE COMPENSATION COMMITTEE


                              John F. Hegarty
                              Frederick H. Kopko, Jr.
                              Hugh G. McBreen
                              Nikhil S. Nagaswami

                                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION     LONG-TERM COMPENSATION
                                                                AWARDS/2/      PAYOUTS
                                                              SECURITIES      LONG-TERM             ALL
NAME & PRINCIPAL                                              UNDERLYING      INCENTIVE     OTHER COMPENSATION
POSITION                 YEAR  SALARY $  BONUS $   OTHER $/1/ OPTIONS (#)     PAYOUTS $             $/3/

Edward M. Kopko          1997   377,031   604,483     96,360          --                --               55,094
  President and          1996   354,083   531,479     96,360     125,000                --               55,094
  CEO                    1995   338,171    86,605     96,967          --                --               55,094
Michael C. Hellriegel    1997   149,239    80,320      1,074      12,500                --                  877
  Sr. VP - Finance,      1996   138,592    63,358      1,074          --                --                  877
  Treasurer, and CFO     1995   117,193    29,663      1,074      10,000                --                1,094
R. Scott Silver-Hill     1997   159,870   180,885      2,147       7,500                --                1,030
  Sr. VP Domestic        1996   153,154   152,226      2,147       7,500                --                1,030
  Operations             1995   145,493    64,055      2,147      10,000                --                1,265
Harley R. Ferguson       1997   171,970    63,024         --       5,000                --                   --
  Sr. VP and Chief       1996   165,490    63,074         --       7,500                --                   --
  Information Officer    1995   110,299    34,536         --      25,000                --                   --

/1/ Consists of imputed interest on loans to buy common stock of the Company. For Mr. Kopko, in addition to imputed interest on such loans in the amount of $24,589, includes tax gross-up on imputed interest and insurance payments, in the amounts of $22,176 and $49,595, respectively.

/2/ No options were repriced during the last fiscal year or at any time since the Company's inception.

/3/ Consists of imputed cost of Company-paid term life insurance. For 1995, 1996, and 1997 includes Company insurance payments of $54,992 for Mr. Kopko.

EMPLOYMENT AGREEMENTS:
----------------------

     In December, 1991, the Company entered into an employment agreement with Edward M. Kopko, which continues in effect until three years after a notice of termination is given by either party. Mr. Kopko is eligible for annual raises of not less than 5 % of the prior year's salary, and an annual bonus of 5 % of the Company's operating income of $3 million or less, plus 3 % of operating income above $3.0 million, plus an amount based on the successful completion of management objectives and other factors (as such terms are defined in the Employment Agreement). Mr. Kopko's annual bonus is capped at twice his base salary for any year. Mr. Kopko is entitled to benefits, including stock options and payment of taxes on his behalf based on imputed income due to forgiveness by the Company of notes by him to pay for stock purchases. If the Company breaches its duty under the employment agreement, if Mr. Kopko determines in good faith that his status with the Company has been reduced, or if, after a change in control of the Company, Mr. Kopko determines in good faith that the financial prospects of the Company have significantly declined, Mr. Kopko may terminate his employment and receive all salary and bonus owed to him at that time, pro rated, plus three times the highest annual salary and bonus paid to him in the three years immediately preceding the termination.

     In January, 1996, the Company entered into an employment agreement with Michael C. Hellriegel. Mr. Hellriegel's employment agreement is terminable by either party with four months prior notice. Mr. Hellriegel is eligible for bonuses of up to 40% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Hellriegel's employment is terminated other than for cause, he would be entitled to four months salary. The agreement provides that Mr. Hellriegel will not compete with the Company for a period of one year after termination of employment.

     In July, 1991, the Company entered into an employment agreement with R. Scott Silver-Hill. Mr. Silver-Hill's employment agreement is terminable by either party with six months prior notice. Mr. Silver-Hill is eligible for bonuses of up to 50% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Silver-Hill's employment is terminated other than for cause, he would be entitled to six months salary. The agreement provides that Mr. Silver-Hill will not compete with the Company for a period of one year after termination of employment.

     In April, 1995, the Company entered into an employment agreement with Harley R. Ferguson. Mr. Ferguson's employment agreement is terminable by either party with six months prior notice. Mr. Ferguson is eligible for bonuses of up to 25% of his base salary, based on the Company obtaining specified management objectives (as defined) and other factors and a provision for an additional bonus based on over-achievement of operating plan. The employment agreement provides that if Mr. Ferguson's employment is terminated other than for cause, he would be entitled to six months salary. The agreement provides that Mr. Ferguson will not compete with the Company for a period of one year after termination of employment.

                            OPTIONS GRANTED IN 1997
                               INDIVIDUAL GRANTS

                               NUMBER OF                      % OF
                              SECURITIES                 TOTAL OPTIONS                                           GRANT DATE
                          UNDERLYING OPTIONS               GRANTED TO              EXERCISE      EXPIRATION        PRESENT
NAME                            GRANTED             EMPLOYEES IN FISCAL YEAR        PRICE          DATE/4/         VALUE/5/
Michael C. Hellriegel           7,500/1/                       18.8%                  $10.00          1/7/07          $31,093
Michael C. Hellriegel           5,000/2/                       12.5%                  $16.88         12/9/07          $33,792
R. Scott Silver-Hill            7,500/3/                       18.8%                  $16.88         12/9/07          $50,687
Harley R. Ferguson              5,000/2/                       12.5%                  $16.88         12/9/07          $33,792

/1/ Consists of options granted under the 1992 Incentive Stock Option Plan on January 7, 1997, of which 2,500 will be exercisable on January 7, 1998, 1999 and 2000.

/2/ Consists of options granted under the 1992 Incentive Stock Option Plan on December 9, 1997, of which 1,667 will be exercisable on December 9, 1998 and 1999, and 1,666 will exercisable on December 9, 2000.

/3/ Consists of options granted under the 1992 Incentive Stock Option Plan on December 9, 1997, of which 2,500 will be exercisable on December 9, 1998, 1999 and 2000.

/4/ These options could expire earlier in certain situations such as an individual's termination of employment with the Company.

/5/ The estimated fair value of stock options is measured at the date of grant using the Black-Scholes option pricing model based on the following assumptions: expected stock price volatility of 35% based on the average weekly closing price of the Company's Common Stock for 1997; expected term to exercise of approximately 6.7 years; and interest rates equal to the U.S. Treasury Note rates in effect at the date of grant (6.58% for options granted on January 7, 1997 and 5.81% for options granted on December 9, 1997). The actual value, if any, an individual may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised. Consequently, there is no assurance the value realized will be at or near the value estimated above.

                AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1997
                        AND 1997 YEAR-END OPTION VALUES

                                                                         # OF SECURITIES
                                                                            UNDERLYING
                                                                        UNEXERCISED OPTIONS      VALUE OF UNEXERCISED
                                                                          AT 1997 YEAR-END       IN-THE-MONEY OPTIONS
                                                                                                   AT 1997 YEAR-END

                                              SHARES
NAME OF INDIVIDUAL                          ACQUIRED          VALUE         EXERCISABLE/             EXERCISABLE/
                                         ON EXERCISE       REALIZED        UNEXERCISABLE            UNEXERCISABLE


Edward M. Kopko                               5,100         $34,961            198,733/1/               $2,369,031
                                                                                 87,000                 $  935,325

Michael C. Hellriegel                             0         $     0              7,500/2/               $   98,438
                                                                                 15,000                 $   92,188

R. Scott Silver-Hill                              0         $     0             25,833/3/               $  335,066
                                                                                 15,000                 $   76,875

Harley R. Ferguson                                0         $     0             15,000/4/               $  161,875
                                                                                22,500                  $  184,688

/1/ Consists of non-qualified stock options to Exercise of Mr. Kopko's option is subject to purchase 17,400 shares, granted in 1986 and 1987 satisfactory financial performance of the at an option price of $10.02 per share; incentive Company, along with the achievement of certain stock options to purchase 83,333 shares, granted key objectives. in September, 1990 at an exercise price of $4.40 per share; an option to purchase 60,000 shares under the 1992 Incentive Stock Option Plan, granted on August 2, 1993, at an exercise price of $4.40 per share, with one-fifth exercisable on February 2, 1994 and the balance exercisable on four successive anniversary dates; and an option to purchase 125,000 shares under the 1992 Non-Qualified Plan, granted on July 16, 1996, at an exercise price of $7.125 per share.

/2/ Consists of incentive stock options to purchase 10,000 shares granted in December, 1995 at an exercise price of $4.38 per share, of which 2,500 are exercisable on each of June 7, 1996, December 1, 1996, December 1, 1997, and December 1, 1998; incentive stock options for 7,500 shares granted in January, 1997 at an exercise price of $10.00 per share, of which 2,500 become exercisable on January 7, 1998, 1999 and 2000; and incentive stock options for 5,000 shares granted in December, 1997 at an exercise price of $16.88 per share, of which 1,667 become exercisable on December 9, 1998 and 1999, and 1,666 become exercisable on December 9, 2000.

/3/ Consists of incentive stock options for 8,333 shares, granted in September, 1990 at an exercise price of $4.40 per share; incentive stock options for 7,500 shares, granted in January, 1993 at an exercise price of $3.13 per share; incentive stock options for 10,000 shares granted in December, 1995 at an exercise price of $4.38 per share, of which 2,500 are exercisable on each of June 7, 1996, December 1, 1996, December 1, 1997, and December 1, 1998; incentive stock options for 7,500 shares granted in December, 1996 at an exercise price of $9.63 per share, of which 2,500 become exercisable on December 16, 1997, December 16, 1998 and December 16, 1999; and incentive stock options for 7,500 shares granted in December, 1997 at an exercise price of $16.88 per share, of which 2,500 become exercisable on December 9, 1998, December 9, 1999 and December 9, 2000.

/4/ Consists of incentive stock options for 25,000 shares granted in March, 1995 at an exercise price of $6.13 per share, of which 6,250 became exercisable on January 2, 1996, 6,250 on January 2, 1997, 6,250 on January 2, 1998, and 6,250 become exercisable on January 2, 1999; incentive stock options for 7,500 shares granted in December, 1996 at an exercise price of $9.63 per share, of which 2,500 became exercisable on December 16, 1997, and 2,500 become exercisable on December 16, 1998 and December 16, 1999; and incentive stock options for 5,000 shares granted in December, 1997 at an exercise price of $16.88 per share, of which 1,667 become exercisable on December 9, 1998 and December 9, 1999, and 1,666 become exercisable on December 9, 2000.

                                RETIREMENT PLAN

     Staff employees of the Company, including the executive officers referred to in the Summary Compensation Table, are entitled to participate in the Butler Service Group, Inc. Defined Benefit Plan (the "Plan"), which is a non-contributory, defined benefit retirement plan. Retirement benefits are computed on the basis of a specified percentage of the average monthly base compensation (during any 60 consecutive months of an employee's final 120 months of employment which results in the highest average) multiplied by the employee's years of credited service. The Plan provides for several optional forms of benefit payment including a straight life annuity, a 50% joint and survivor annuity, a period certain annuity, and a lump sum. Retirement benefits are in addition to benefits payable from Social Security. Normal retirement age is 65, although benefits may begin as early as age 55 with ten years of service. A pension benefit is vested after five years of service.

     The Defined Benefit Plan was frozen as of December 31, 1996. As of December 31, 1996, the following executive officers of the Company had the following years of credited service for retirement compensation purposes: Mr. Kopko--11, Mr. Hellriegel--15, Mr. Silver-Hill--15, and Mr. Ferguson--2. The following table shows the estimated annual retirement benefits payable assuming that retirement occurs at age 65. The annual earnings used to determine pension in the following table is shown in the Salary column of the Summary Compensation Table.

AVERAGE ANNUAL EARNINGS FOR                             PENSION PLAN TABLE
THE HIGHEST CONSECUTIVE 60 MONTHS                        YEARS OF SERVICE
OF LAST 120 MONTHS PRIOR TO 1/1/97                ------------------------------
                                                   10       15       20       25
                                                  ------------------------------

     $100,000.......................          $11,532  $17,298  $23,064  $28,830
     $150,000*......................          $17,532  $26,298  $35,064  $43,830

*Salary limited by terms of Plan and the law to $160,000 as of January 1, 1997. For Mr. Kopko, the compensation used for service prior to 1994 is $235,840.

     The above pensions are offset by pension equivalents from two other plans:
(1) The Company sponsored Employee Stock Ownership Plan ("ESOP"); and (2) Pensions purchased from Nationwide Insurance Company due to termination of predecessor plan.

     The ESOP has approximately 51,000 shares of the Company's stock. The shares of stock were allocated to employees over seven years beginning in 1987 and ending in 1993.

     Effective January 1, 1997, a new retirement plan was implemented for staff employees, including the executive officers referred to in the Summary Compensation Table, and for certain salaried employees of Butler Technology Solutions ("BTS"). The new plan is based on a partial Company matching contribution for staff employees and BTS salaried employees who participate in the Company's 401(k) Retirement Savings Plan.

     During the past couple years the Company has been strategically broadening and strengthening its business mix to include higher value added services. The new peer group index which includes 19 public companies is more representative of the breadth of Butler's current business mix and the direction in which the Company is heading. For this year, we are also required to show the old peer group performance graph, presented below.

                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG BUTLER INTERNATIONAL, INC.
               EXPANDED PEER GROUP INDEX AND NASDAQ MARKET INDEX


Company                     1992        1993   1994     1995     1996    1997
-----------------------     ----        ----   ----     ----     ----    ----
Butler International, Inc.  100        144.00  192.00   172.00   328.00   560.00
Peer Group                  100        112.77  155.43   200.60   254.90   359.63
NASDAQ Market Index         100        119.95  125.94   163.35   202.99   248.30


Assumes $100 invested on Jan. 1, 1993; assumes dividend reinvested; fiscal year ending December 31, 1997.

     Peer Group: Accustaff, Inc., Alternative Resources, CDI Corporation, Comforce Corporation, Computer Horizons Corporation, Interim Services, Inc., Joule, Inc., Keane, Inc., Kelly Services, Manpower, Inc., Metamor Worldwide, Inc., National Techteam, Inc., Olsten Corporation, On Assignment, Inc., Renaissance Worldwide, Robert Half International, SOS Staffing Services, Inc., and Volt Information Sciences, Inc., weighted by market capitalization at the beginning of each period for which a return is indicated.


                               PERFORMANCE GRAPH

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                        AMONG BUTLER INTERNATIONAL, INC.
                  OLD PEER GROUP INDEX AND NASDAQ MARKET INDEX


Company                     1992    1993      1994      1995   1996    1997
----------------------      ----    ----      -----     ----   ----    ----
Butler International, Inc.   100   144.00    192.00    172.00  328.00  560.00
Peer Group                   100   143.15    231.25    274.07  428.51  731.70
NASDAQ Market Index          100   119.95    125.94    163.35  202.99  248.30

Assumes $100 invested on Jan. 1, 1993; assumes dividend reinvested; fiscal year ending December 31, 1997.

     Peer Group: CDI Corporation, Joule, Inc., and Volt Information Sciences, Inc., weighted by market capitalization at the beginning of each period for which a return is indicated. The old peer group has been reduced to four companies (including Butler) as a result of mergers and different lines of business. It is no longer representative of Butler's business mix.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Audit Committee and the Executive Compensation Committee of the Board of Directors consist of Messrs. Frederick H. Kopko, Jr., Hegarty, McBreen, and Nagaswami. The Stock Option Committee of the Board of Directors consists of Messrs. Hegarty and Nagaswami.

     During 1997, the Company paid or accrued $745,000 in legal fees and expenses to McBreen, McBreen & Kopko, of which Messrs. Frederick H. Kopko and McBreen are partners.

     Under various stockholder-approved option plans and other stock purchase agreements, Messrs. Frederick H. Kopko, Jr., Hegarty and McBreen have executed primarily non-interest bearing notes payable to the Company to purchase common stock. As of December 31, 1997, $2,029,252 remained outstanding under such notes. In addition, in 1997, Frederick H. Kopko, Jr., executed a note in the amount of $144,800 to purchase 40,000 shares of the Company's common stock.

     Except for one note from Frederick H. Kopko, Jr., with a December 31, 1997 balance reduced to $111,052, the full principal amount of each loan set forth above is currently outstanding and has been outstanding since the date of the loans. All of the loans set forth above are currently collateralized by all of the Series B Preferred Stock held by each director.

                              CERTAIN TRANSACTIONS

     Edward M. Kopko previously executed, in 1990 and 1991, non-interest bearing notes totaling $684,000 to purchase 172,222 shares of Common Stock under various stock purchase and option plans. In 1997, Edward M. Kopko executed a non-interest bearing note for $51,102 to purchase 5,100 shares of Common Stock that had been granted under the 1985 Non-Qualified Stock Option Plan. The outstanding aggregate balance of the loans on December 31, 1997, and the largest aggregate principal amount of the loans outstanding during 1997, was $359,352.


          PROPOSAL 2: PROPOSAL TO AMEND THE 1992 STOCK OPTION PLAN, 1992 INCENTIVE STOCK OPTION PLAN, AND 1992 STOCK BONUS PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE TO BE GRANTED

     The Board of Directors recommends the adoption of an amendment to the Company's 1992 Stock Option Plan (the "Non-Qualified Plan"), 1992 Incentive Stock Option Plan (the "ISOP"), and 1992 Stock Bonus Plan ("Stock Bonus Plan").

     The purpose of the Non-Qualified Plan, the ISOP and the Stock Bonus Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable employees and to furnish additional incentives to those employees upon whose judgment, initiative and efforts the Company largely depends. Since January 1, 1993, the Company has granted options for 531,500 shares under these three plans and canceled 81,250 options, leaving a balance available of 789,750. The Board of Directors recommends an increase in the aggregate number of shares that may be subject to options under all three plans by 240,000 shares. This will afford the Company the flexibility to make awards deemed necessary during the coming year.

     Copies of the proposed Non-Qualified Plan, the proposed ISOP, and the proposed Stock Bonus Plan (collectively, "Employee Plans") are available upon request to the Secretary of the Company. The following is a summary of the Employee Plans.

DESCRIPTION OF THE NON-QUALIFIED PLAN
-------------------------------------

     The Non-Qualified Plan permits the Stock Option Committee (the "Committee"), consisting of at least two members of the Board of Directors who are not employees of the Company and who are appointed to the Committee from time to time by the Board of Directors, to grant common stock options to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company). Options granted under the Non-Qualified Plan are not intended to qualify as "incentive stock options" under the Code. The Non-Qualified Plan provides that the maximum term of an option granted under the Non-Qualified Plan is ten years and that the exercise price of options granted under the Non-qualified Plan will be not less than 100% of the fair market value on the date of grant.

DESCRIPTION OF THE ISOP
-----------------------

     The ISOP permits the Committee to grant common stock options to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company).

     It is intended that all options granted under the ISOP will qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986 (the "Code"). If any such options are issued, they may be exercised at a price that is not less than the fair market value of the stock on the day the option is granted; provided that, if on the date of any grant the recipient holds more than 10% of the combined voting power of all classes of the Company's stock or of any parent or subsidiary of the Company, the exercise price must be at least 110 % of the fair market value of the stock on the day the option is granted. The ISOP provides that the maximum term of an option granted under the ISOP is ten years from the date of grant. The aggregate fair market value of the stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year may not exceed $100,000.

PROVISIONS COMMON TO THE NON-QUALIFIED PLAN AND THE ISOP
--------------------------------------------------------

     Payment of the option exercise price in either the Non-Qualified Plan or the ISOP may be in cash, by check, or with the consent of the Committee, by a non-interest bearing promissory note up to the limit permitted under the Federal Reserve Board Regulations, of term no greater than seven years, which shall be secured by a pledge of the shares to be acquired upon exercise of the option.
In addition, payment for shares purchased under an option may, with the consent of the Committee, be made, in whole or in part by tendering shares of Common Stock, valued at the fair market value, in lieu of cash.

     No option granted under either of the plans will be valid if not granted before January 1, 2003. There is no formula for determining the numbers of options to be granted under either of the plans. Any grants of options will reflect the Committee's judgment (in its sole discretion) of the relative value of the contribution of the grantee in respect to such matters as revenue production and expense control.

The Board of Directors may, insofar as permitted by law, from time to time, with respect to any shares of stock at the time not subject to outstanding options, suspend or discontinue either the Non-Qualified Plan or the ISOP or revise or amend them in any respect whatsoever except that, without approval of the holders of a majority of Common Stock, no such revision or amendment shall change the number of shares of stock subject to such plan (except as permitted under certain limited circumstances), change the designation of the class of employees eligible to receive options, remove the administration of such plan from the Committee, or render any member of the Committee eligible to receive an option under such plan while serving thereon.

DESCRIPTION OF THE STOCK BONUS PLAN
-----------------------------------

     The Stock Bonus Plan provides that the Committee may make awards of stock to individuals who, in the judgment of the Committee, have made significant contributions to the Company or any subsidiary thereof (including directors and officers who are full or part-time employees of the Company, but excluding directors who are not employees of the Company). Awards may be made by the Committee on the basis of pre-established goals, or to reward performance, or both. For example, the Committee may identify persons who may become eligible for a stock award under the Plan, and establish certain goals or targets which, if met, will entitle the persons so selected to receive such stock. Similarly, the Committee may identify those persons who have made significant contributions to the Company and, therefore, are deserving of special awards for their efforts. Members of the Committee may not receive awards under the Plan. The Plan will also serve to increase employee ownership in the Company and alignment with stockholders, while conserving cash.

     Upon the receipt of a stock award, the participant must present his award certificate within 30 days to the Company. If a participant's employment with the Company is terminated for any reason, other than by death or disability, prior to the issuance of the shares, the award is deemed to have lapsed and the shares may become subject to future awards. If a participant dies or becomes disabled prior to the issuance of the shares, then the award may be presented by the participant or his personal or legal representative at any time within six months after the date of the award. Except upon death, the award is not transferable. Consistent with the interests of the Company in increasing employee stock ownership, shares acquired under the Plan must be held for six months following the date of receipt of the shares.

     The Plan has a term of ten years, unless extended or earlier terminated by the Board of Directors.

FEDERAL INCOME TAX CONSEQUENCES
-------------------------------

     With respect to options granted under the Non-Qualified Plan, generally an optionee does not realize taxable income, and the Company will not be allowed a deduction. However, the difference between the option price and the fair market value of the stock on the date the option is exercised will be taxable as ordinary income to the optionee and will be deductible by the Company as compensation on such date. Gain or loss on the subsequent sale of such stock will be eligible for capital gain or loss treatment by the optionee and will have no federal income tax consequences to the Company. Different rules may apply if an optionee, who is an officer, director or more than 10% stockholder, exercises options within six months of the grant date.

     With respect to options granted under the ISOP, if the optionee does not make a disqualifying disposition of stock acquired on exercise of such options, no income for federal income tax purposes will result to such optionee upon the granting or exercise of the option (except that the amount by which the fair market value of the stock at the time of exercise exceeds the option price will be a tax preference item under the alternative minimum tax), and in the event of any sale thereafter, any amount realized in excess of his or her cost will be taxed as long-term capital gain and any loss sustained will be long-term capital loss. In such case, the Company will not be entitled to a deduction for federal income tax purposes in connection with the issuance or exercise of the option.
A disqualifying

disposition will occur if the optionee makes a disposition of such shares within two years from the date of the granting of the option or within one year after the transfer of such shares to him or her. If a disqualifying disposition is made, the difference between the option price and the lesser of (i) the fair market value of the stock at the time the option is exercised or (ii) the amount realized upon disposition of the stock will be treated as ordinary income to the optionee at the time of disposition and will be allowed as a deduction to the Company.

     With respect to the restricted stock bonus awards, the participant will realize income in an amount equal to the fair market value of the shares on the date of grant, and the Company will be allowed a tax deduction.

     The described tax consequences are based on current laws, regulations and interpretations thereof, all of which are subject to change. In addition, the discussion is limited to federal income taxes and does not attempt to describe state and local tax effects that may accrue to participants or the Company.

PLAN BENEFITS
-------------

     As described above, the selection of the employees of the Company or subsidiaries thereof who will receive grants under the Employee Plans is to be determined by the Committee in its sole discretion. Therefore, it is not possible to predict the amounts that will be received by particular employees. In 1997, executive officers Michael C. Hellriegel, R. Scott Silver-Hill and Harley R. Ferguson received aggregate options to purchase 25,000 shares of Common Stock under the 1992 ISOP; employees who were not executive officers received aggregate options to purchase 15,000 shares of Common Stock under the 1992 ISOP. However, no dollar value is assigned to such options because their exercise price was the fair market value of the underlying Common Stock on the date of grant.

GENERAL
-------

     The Board of Directors believes that the granting of stock options and stock bonuses is an effective way to allow the Company's officers and employees to participate in the growth and profitability of the Company. The Board of Directors further believes that it is important to increase the number of shares available under the Non-Qualified Plan, the ISOP, and the Stock Bonus Plan in order to maintain and improve the Company's ability to attract and retain key personnel, and to serve as an incentive to such personnel to make extra efforts to contribute to the success of the Company's operations.

     The adoption of this amendment to the Non-Qualified Plan, the ISOP, and the Stock Bonus Plan requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's 7% Series B Cumulative Preferred Stock, voting together as a single class, represented at the meeting and entitled to vote. Shares may be voted for or withheld from this matter. Shares entitled to cast votes on this matter at the meeting which are withheld from this matter will be treated for all purposes relevant to this matter as being present at the meeting and entitled to vote and thus will have the same effect as a vote of such shares against this matter. Shares entitled to cast votes on this matter at the meeting which are the subject of a broker non-vote on this matter will be treated for quorum purposes relevant to this matter as being present at the meeting and entitled to vote but not be so treated in determining whether a majority of other required percentage of the shares present and entitled to vote on the matter has been obtained.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2 AMENDING THE 1992 NON-QUALIFIED STOCK OPTION PLAN, THE 1992 INCENTIVE STOCK OPTION PLAN, AND THE 1992 STOCK BONUS PLAN.

                       PROPOSAL 3: PROPOSAL TO AMEND THE
               1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS
              TO INCREASE THE NUMBER OF SHARES SUBJECT TO OPTIONS

     The Board of Directors recommends the adoption of an amendment to the Company's 1992 Stock Option Plan for Non-Employee Directors (the "Plan").

     The purpose of the Plan is to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract and retain experienced and knowledgeable non-employee directors and to encourage them to acquire an increased proprietary interest in the Company. The Plan is administered by the Board of Directors (the "Board"). The Plan, as previously amended, provides for a grant of options to each non-employee director on the day following each annual meeting to purchase 12,000 shares of Common Stock at an exercise price equal to the fair market value on the date of grant. The Plan further provides that a newly elected non-

employee director will receive an additional one-time grant of options to purchase 12,000 shares of Common Stock on the day following the meeting of his or her initial election at an exercise price equal to the fair market value on the date of grant.

     The Company recommends an increase in the aggregate number of shares that may be subject to options under the Plan by an additional 60,000 shares. This amendment will provide for options to be granted following the 1999 Annual Meeting on the same terms as options granted following the 1998 Annual Meeting. It will also permit options to be granted if a new Board member is elected in the future, although the Company does not have any current plans to nominate a new Board member.

     The text of the proposed Plan is available from the Secretary of the Company. The following is a summary of the Plan, as amended.

     Payment of the option exercise price may be in cash, by delivery of previously owned Common Stock having a fair market value equal to the option price, by a combination of cash and stock, or by a non-interest bearing promissory note, of term not greater than seven years, secured by a pledge of the shares of common stock to be acquired upon exercise of the option.

     All options granted under the Plan are non-statutory -- not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended. The federal income tax consequences are similar to those described above with respect to the Non-Qualified Plan.

     If an optionee ceases to be a director before an option vests, the option is forfeited. Each option expires ten years from the date of its grant. Outstanding options will expire earlier if an optionee terminates service as a director other than by reason of retirement, total disability or death. In those events, the option will then expire one year from the date of death or termination or on the stated grant expiration date, whichever is earlier. Options are not transferable during the lifetime of the optionee, except that an option may be transferable to members of the optionee's immediate family, to a partnership whose members are only the optionee and/or members of the optionee's immediate family, or to a trust for the benefit of only the optionee and/or members of the optionee's immediate family. Options that are forfeited or terminated will again be available for grant. Shares may be authorized but unissued, currently held or reacquired shares.

     The Board may amend, terminate or suspend the Plan at any time, provided that no amendment regarding amount, price or timing of the grants may be made more than once every six months other than to comport with changes in certain Securities Exchange Act and Internal Revenue Code requirements. Amendments that would materially increase the number of shares that may be issued, materially modify the requirements as to eligibility for Plan participation, or materially increase the benefits to Plan participants must be approved by stockholders.

     Under the Plan, each of the four non-employee directors will receive options to purchase 12,000 shares of Common Stock on May 8, 1998. However, no dollar value is assigned to the options because their exercise price will be the fair market value of the Common Stock on the date of grant.

     The adoption of this amendment to the 1992 Stock Option Plan for Non-Employee Directors requires the approval of a majority of the votes cast by holders of the shares of Common Stock and the Company's 7% Series B Cumulative Preferred Stock, voting together as a single class, represented at the meeting and entitled to vote. Shares may be voted for or withheld from this matter. Shares entitled to cast votes on this matter at the meeting which are withheld from this matter will be treated for all purposes relevant to this matter as being present at the meeting and entitled to vote and thus will have the same effect as a vote of such shares against this matter. Shares entitled to cast votes on this matter at the meeting which are the subject of a broker non-vote on this matter will be treated for quorum purposes relevant to this matter as being present at the meeting and entitled to vote but not be so treated in determining whether a majority or other required percentage of the shares present and entitled to vote on the matter has been obtained.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 3, AMENDING THE 1992 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.


             SECTION 16 (A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Based on its review of the copies of such forms received by it, the Company believes that, except as set forth below, all filing requirements applicable to its officers, directors, and greater than ten-percent beneficial owners were complied with. Messrs. Hellriegel, Ferguson, Silver-Hill and Hegarty each filed one late report for transactions occurring in 1997.

                             STOCKHOLDERS PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy statement and form of proxy relating to the 1999 Annual Meeting of Stockholders, the proposal must be received by the Company no later than December 4, 1998.

                                 OTHER MATTERS

     The Board of Directors has appointed the firm of Deloitte & Touche LLP as independent public auditors to audit the financial statements of the Company for the year ending December 31, 1998. Deloitte & Touche LLP have been the auditors for the Company and its subsidiaries since the Company's inception. Representatives of the firm are expected to be present at the annual meeting to respond to stockholders' questions and to have the opportunity to make any statements they consider appropriate.

     The Board of Directors has at this time no knowledge of any matters to be brought before this year's Annual Meeting other than those referred to above. However, if any other matters properly come before this year's Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.


                                    GENERAL

     A copy of the Company's Annual Report to Stockholders for the fiscal year ended December 31, 1997 is being mailed, together with this Proxy Statement, to each stockholder. Additional copies of such Annual Report and of the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy may be obtained from Morrow & Co., Inc., 909 Third Avenue, New York, New York 10022-4799, or from the Company. The Company has retained Morrow & Co., Inc. to assist in the solicitation of proxies, primarily from brokers, banks and other nominees, for an estimated fee of $3,900 plus expenses. The Company will, upon request, reimburse brokers, banks and other nominees, for costs incurred by them in forwarding proxy material and the Annual Report to beneficial owners of Common Stock. In addition, directors, officers and regular employees of the Company and its subsidiaries, at no additional compensation, may solicit proxies by telephone, telegram or in person. All expenses in connection with soliciting management proxies for this year's Annual Meeting, including the cost of preparing, assembling and mailing the Notice of Annual Meeting, this Proxy Statement and the accompanying proxy, are to be paid by the Company.

     The Company will provide without charge (except for exhibits) to any record or beneficial owner of its securities, on written request, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 1997, including the financial statements and schedules thereto. Exhibits to said report will be provided upon payment of fees limited to the Company's reasonable expenses in furnishing such exhibits. Written requests should be directed to Cathy D. Shea, Assistant Secretary of the Company, 110 Summit Avenue, Montvale, New Jersey, 07645.

     In order to assure the presence of the necessary quorum at this year's Annual Meeting, and to save the Company the expense of further mailings, please date, sign and mail the enclosed proxy promptly in the envelope provided. No postage is required if mailed within the United States. The signing of a proxy will not prevent a stockholder of record from voting in person at the meeting.

                                    By Order of the Board of Directors,




                                    Warren F. Brecht
                                    Secretary

PROXY                                                                   PROXY
                           BUTLER INTERNATIONAL, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 7, 1998

     The undersigned stockholder of BUTLER INTERNATIONAL, INC. hereby appoints JOHN F. HEGARTY, HUGH G. McBREEN, AND WARREN F. BRECHT, each with full power of substitution, as attorneys and proxies to vote all of the shares of stock of said Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said Company to be held on Thursday, May 7, 1998 at 4:00 p.m. at its headquarters facility, 110 Summit Avenue, Montvale, New Jersey, or at any and all adjournments thereof, with all powers the undersigned would possess if personally present, as indicated below, and for the transaction of such other business as may properly come before said meeting or any and all adjournments thereof, all as set forth in the April 6, 1998 Proxy Statement for said meeting:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, AND 3.

1.   Election of Director.
     ___   FOR the nominee,                      ___  WITHHOLD AUTHORITY to vote for the nominee,
           Nikhil S. Nagaswami                        Nikhil S. Nagaswami

2.   Proposal to amend the 1992 Stock Option Plan, 1992   Plan, and 1992 Stock Bonus Plan.
     ___         FOR                             ___  AGAINST                          ___   ABSTAIN

3.   Proposal to amend the 1992 Stock Option Plan for Non-Employee Directors.
     ___         FOR                             ___  AGAINST                          ___   ABSTAIN

     A majority of the members of said Proxy Committee who shall be present in person or by substitute at said meeting, or in case but one shall be present then that one, shall have and exercise all of the powers of said Proxy Committee.

     THIS PROXY WILL BE VOTED AS DIRECTED BUT IF NO DIRECTION IS INDICATED WILL BE VOTED FOR THE ELECTION AS DIRECTOR OF THE NOMINEE LISTED HEREIN; AND FOR PROPOSALS 2 AND 3 AS DESCRIBED HEREIN. ON OTHER MATTERS THAT MAY COME BEFORE SAID MEETING, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE ABOVE-NAMED PROXY COMMITTEE.

                                             _______________________________

                                             _______________________________
                                                (Signature of Stockholder)

                                             DATED: ____________________1998

                                             NOTE: PLEASE SIGN EXACTLY AS YOUR
                                             NAME OR NAMES APPEAR TO THE LEFT.
                                             IF THE STOCK IS REGISTERED IN THE
                                             NAME OF MORE THAN ONE PERSON, THE
                                             PROXY SHOULD BE SIGNED BY ALL NAMED
                                             HOLDERS. WHEN SIGNING AS ATTORNEY,
                                             EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                             GUARDIAN, PLEASE GIVE FULL TITLE.
                                             IF A CORPORATION, PLEASE SIGN IN
                                             FULL CORPORATE NAME BY PRESIDENT OR
                                             OTHER AUTHORIZED OFFICER. IF A
                                             PARTNERSHIP, PLEASE SIGN IN
                                             PARTNERSHIP NAME BY AUTHORIZED
                                             PERSON.